Exhibit 99.1
For further information, contact:
Danial J. Tierney, Executive Vice President
Office: (503) 943-2679
Fax: (503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Reports Second Quarter 2006 Financial Results
PORTLAND, Oregon, August 3, 2006 — TRM Corporation (NASDAQ: TRMM) today reported financial results for the second quarter ended June 30, 2006.
During Q2 2006 consolidated sales were $52.8 million, 2% greater than $51.9 million in Q1 2006 and 12% less than sales of $60.1 million in Q2 2005. Compared to Q1 2006, sales reflect reduced attrition rates and increased withdrawal transactions in the ATM business.
Consolidated net sales were $27.5 million in Q2 2006, a 2% decrease from $28.1 million in Q1 2006, and a 14% decrease from $32.1 million in the prior year period. The year over year decline in net sales reflects a net decline in ATM unit count and cash withdrawals in the ATM business, as well as a decline in the average number of photocopies per machine.
Adjusted EBITDA in Q2 2006 was $6.8 million compared to adjusted EBITDA in Q1 2006 of $5.5 million. Adjusted EBITDA in Q2 2006 includes the gain of $2.2 million related to the sale of TRM Copy Centres (U.K.) Limited. (See Attachment: Adjusted EBITDA Reconciliation).
In Q2 2006, gross profit was $9.5 million, a sequential decline from $11.5 million during Q1 2006, and compared to $15.9 million in Q2 2005. The Company reported an operating loss of $2.2 million in Q2 2006, compared to operating income of $226,000 in Q1 2006 and compared to operating income of $5.1 million in Q2 2005.
Net loss was $4.5 million, or $0.26 per diluted share in Q2 2006, compared to a net loss of $1.5 million, or $0.09 per diluted share in Q1 2006, and compared to net income of $2.9 million, or $0.19 per diluted share in Q2 2005.
Interest expense increased to $3.6 million in Q2 2006 from $2.3 million in Q1 2006 and from $2.7 million in Q2 2005. The increase reflects the Company’s debt refinancing in Q2 2006.
TRM Corporation had 17.0 million diluted shares outstanding in Q2 2006 compared to 14.8 million in Q2 2005.

     SEGMENT HIGHLIGHTS
ATM

($ millions)	Q2 2006	Q2 2005	% Change	Q1 2006	% Change

Sales	44.2	50.3	(12%)	43.8	1%
Discounts	23.8	26.3	(10%)	22.5	6%
Net Sales	20.4	24.0	(15%)	21.3	(4%)
Gross Profit	7.3	12.5	(42%)	9.7	(25%)
Operating Income (loss)	0.1	5.0	(98%)	2.2	(95%)
Gross Margin (% net sales)	35.6%	52.1%	(32%)	45.5%	(22%)
Operating Margin (% net sales)	0.7%	20.9%	(97%)	10.3%	(93%)

ATM Sales Drivers:
Average monthly number of transacting ATMs	17,960	20,212	(11%)	18,321	(2%)
Total withdrawals (millions)	18.0	20.2	(11%)	17.3	4%
Withdrawal transactions per unit per month	334	333	0%	315	6%
Transaction based sales per transaction	$2.30	$2.32	1%	$2.29	0%
Transaction based sales per unit per month	$768	$771	0%	$719	7%

On a sequential basis from Q1 2006 to Q2 2006, ATM sales increased 1% to $44.2 million from $43.8 million. Additionally, withdrawal transactions per unit per month increased 6%, transaction based sales per unit per month increased 7%, and total withdrawals increased 4%. This sequential improvement in volume reflects consumers’ continued demand for cash at TRM ATMs, despite a net decline in unit count.
These results also reflect some success in the Company’s efforts to reduce the rate of ATM attrition during the quarter. More specifically, attrition contributed to a unit decline of 361 average transacting terminals in Q2 2006, down from a unit decline of 941 average transacting terminals in Q1 2006, a 62% improvement.
Net sales declined sequentially to $20.4 million in Q2 2006 from $21.3 million in Q1 2006, primarily reflecting a U.S.-based customer conversion to the merchant owned program, which commands a higher discount rate.
When compared to Q1 2006, gross profit in Q2 2006 primarily reflects the increasing cost of vault cash and armored car costs, as the Company provides cash inventory to a growing number of ATM locations.
Additionally, the Company announced today that its German subsidiary, TRM ATM Deutschland GmbH, has signed a contract to provide exclusive cash machine services at up to

334 German military barracks over the following 12 months. Site by site viability assessments are now underway with the first installations expected within two months.
PHOTOCOPY*

					%
($ millions)	Q2 2006	Q2 2005	% Change	Q1 2006	Change

Sales	8.6	9.9	(13%)	8.1	6%
Discounts	1.5	1.8	(17%)	1.4	7%
Net Sales	7.1	8.1	(12%)	6.8	4%
Gross Profit	2.3	3.4	(32%)	1.7	35%
Operating Income	0.2	1.8	(89%)	(0.4)	NM
Gross Margin (% net sales)	31.7%	42.3%	(25%)	25.0%	27%
Operating Margin (% net sales)	2.8%	22.2%	(87%)	(5.9%)	NM

Photocopy Sales Drivers:
Average monthly number of billed photocopiers	20,493	21,551	(5%)	20,899	(2%)
Total photocopies (millions)	88.7	119.9	(26%)	86.3	(3%)
Copies per unit per month	1,442	1,855	(22%)	1,376	5%
Sales per copy	$0.097	$0.082	18%	$0.094	3%
Sales per unit per month	$140.0	$152.5	(8%)	$130.0	8%

*	All quarters exclude results of TRM Copy Centres (U.K.) Limited
On a sequential basis from Q1 2006, Photocopy sales and net sales improved 6% and 4%, respectively. Results reflect increases in sales per copy and sales per unit per month, driven by income tax seasonality and increased usage despite fewer billed photocopiers. TRM Corporation continues to optimize the Company’s photocopy unit base to include higher quality locations and to remove units that generate comparatively lower volume, revenue and profitability.
Gross profit and operating income also improved in Q2 2006 from Q1 2006. Gross profit increased 35% to $2.3 million from $1.7 million during this period, and operating income was $0.2 million compared to an operating loss of $0.4 million. This improvement reflects continued volume per unit enhancement and successful selective price increases.
On June 28, 2006, the Company completed the sale of TRM Copy Centres (U.K.) Limited, TRM’s wholly-owned UK photocopier subsidiary, to Digital 4 Convenience PLC, a U.K.-based operator of retail photocopiers. TRM Copy Centres (U.K.) Limited included approximately 2,500 photocopier units and represented approximately 10% of the TRM photocopier units in stores worldwide. The sale allows the Company’s entire U.K. operation to focus solely on the ATM business and is part of an overall effort to increase shareholder value across the organization. As of June 30, 2006, the Company had 20,338 photocopy units throughout the U.S. and Canada.

Balance Sheet
On June 6, 2006, TRM Corporation refinanced its principal indebtedness of $109.5 million. Except for required principal payments due within one year, the term loan portion of the new facility was reclassified as long term debt as reflected on the Company’s balance sheet. The required annual debt service payments due under the refinanced loan facility declined to $9.8 million from roughly $16.2 million, at current interest rates.
Following the refinancing of the Company’s principal indebtedness, TRM Corporation’s syndicated loans are no longer classified as current liabilities.
The Company had cash and cash equivalents of $10.5 million at June 30, 2006 and cash of $4.5 million held by Bank of America as collateral for cash obligations under a treasury management program. This compares to cash and cash equivalents of $9.7 million at December 31, 2005. The Company had net working capital of $7.8 million at June 30, 2006 compared to a net working capital deficit of $89.2 million at December 31, 2005.
Forward Looking Guidance
TRM Corporation is withdrawing its previously announced forward looking guidance of $220.0 million in sales and $26.0-$30.0 million in adjusted EBITDA in 2006.
The Company will make its best efforts to provide investors with forward looking guidance in the future.
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base consists of over 30,000 retailers throughout the United States and over 38,200 ATM and copier units worldwide, including 3,800 ATMs across the United Kingdom and over 4,200 ATM and copier units in Canada. TRM has the second largest non-bank ATM network in both the United States and in the United Kingdom, and its network has a total of approximately 17,900 ATM locations throughout the United States, Canada, Great Britain, Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
-Attachments 1, 2 and 3 follow-
# # # #

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	6-30-05	3-31-06	6-30-06	6-30-05	6-30-06
Sales	$60,137	$51,930	$52,833	$117,579	$104,763
Less discounts	28,065	23,849	25,296	53,275	49,145

Net sales	32,072	28,081	27,537	64,304	55,618

Cost of sales
Cost of vault cash	2,469	2,211	2,681	4,514	4,892
Other	13,674	14,406	15,332	28,530	29,738

Gross profit	15,929	11,464	9,524	31,260	20,988
Selling, general and administrative expense	10,824	11,011	10,911	21,157	21,922
Non-cash stock compensation	—	84	711	—	795
Asset retirements	—	143	83	141	226

Operating income (loss)	5,105	226	(2,181)	9,962	(1,955)

Interest expense
Interest and amortization of debt issuance costs	2,659	2,262	3,596	5,019	5,858
Loss on debt redemption	—	—	3,477	—	3,477
Other expense (income), net	(857)	(289)	(1,252)	(1,210)	(1,541)

Income (loss) from continuing operations before provision (benefit) for income taxes	3,303	(1,747)	(8,002)	6,153	(9,749)

Provision (benefit) for income taxes	1,229	(334)	(1,387)	2,225	(1,721)

Income (loss) from continuing operations	2,074	(1,413)	(6,615)	3,928	(8,028)

Discontinued operations
Gain (loss) from discontinued UK photocopier operations (including gain on disposal of $2,186 in the three and six months ended June 30, 2006)	100	(202)	1,834	(243)	1,632
Provision (benefit) for income taxes	(688)	(116)	(284)	(827)	(400)

Gain (loss) from discontinued operations	788	(86)	2,118	584	2,032

Net income (loss)	$2,862	$(1,499)	$(4,497)	$4,512	$(5,996)

BASIC AND DILUTED PER SHARE INFORMATION:

Income (loss) from continuing operations	$2,074	$(1,413)	$(6,615)	$3,928	$(8,028)
Preferred stock dividends	—	—	—	(147)	—
Income allocated to Series A preferred shareholders	—	—	—	(57)	—

Net income (loss) from continuing operations available to common shareholders	$2,074	$(1,413)	$(6,615)	$3,724	$(8,028)

Weighted average common shares outstanding	13,972	16,871	17,046	13,692	16,959
Weighted average common shares assuming dilution	14,775	16,871	17,046	14,580	16,959

Net income (loss) per share:
Basic
From continuing operations	$0.15	$(0.08)	$(0.39)	$0.27	$(0.47)
Discontinued operations	0.05	(0.01)	0.13	0.04	0.12

Net income	$0.20	$(0.09)	$(0.26)	$0.31	$(0.35)

Diluted
From continuing operations	$0.14	$(0.08)	$(0.39)	$0.26	$(0.47)
Discontinued operations	0.05	(0.01)	0.13	0.04	0.12

Net income	$0.19	$(0.09)	$(0.26)	$0.30	$(0.35)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	June 30,
	2005	2006
Assets

Current assets:
Cash and cash equivalents	$9,708	$10,459
Restricted cash	—	4,500
Accounts receivable, net	13,231	12,418
Income taxes receivable	211	335
Inventories	1,930	2,671
Prepaid expenses and other	3,610	3,844
Deferred tax asset	1,036	1,054
Restricted cash — TRM Inventory Funding Trust	74,962	—

Total current assets	104,688	35,281

Equipment, less accumulated depreciation	71,709	66,466
Restricted cash — TRM Inventory Funding Trust	—	85,459
Deferred tax asset	1,631	—
Goodwill	118,875	119,694
Other intangible assets, less accumulated amortization	43,044	40,169
Other assets	1,835	1,148

Total assets	$341,782	$348,217

Liabilities and Shareholders’ Equity

Current liabilities:

Accounts payable	$13,218	$12,807
Accrued expenses	14,940	8,780
Current portion of long-term debt	91,605	5,539
TRM Inventory Funding Trust note payable	73,269	—
Current portion of obligations under capital leases	828	313

Total current liabilities	193,860	27,439

TRM Inventory Funding Trust note payable	—	83,798
Long-term debt	—	94,882
Obligations under capital leases	686	56
Deferred tax liability	5,430	3,606
Other long-term liabilities	380	307

Total liabilities	200,356	210,088

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	131,545	132,431
Additional paid-in capital	63	63
Accumulated other comprehensive income	2,884	4,697
Retained earnings (deficit)	5,434	(562)

Total shareholders’ equity	139,926	136,629

	$341,782	$348,217

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months ended			Six months ended
	6-30-05	3-31-06	6-30-06	6-30-05	6-30-06
Net income (loss)	$2,862	$(1,499)	$(4,497)	$4,512	$(5,996)
Add:
Interest expense	2,696	2,278	3,610	5,099	5,888
Loss on debt redemption	—	—	3,477	—	3,477
Provision (benefit) for income taxes	541	(450)	(1,671)	1,398	(2,121)
Depreciation and amortization	4,947	4,982	5,069	9,708	10,051
Asset retirements	—	143	83	141	226

EBITDA	11,046	5,454	6,071	20,858	11,525

Non-cash stock compensation expense	—	84	711	—	795

Adjusted EBITDA	$11,046	$5,538	$6,782	$20,858	$12,320

Note: Our Adjusted EBITDA calculation is based upon the definition of EBITDA in the loan documents governing our loan facility entered into in June 2006 and includes asset retirements which were not part of our Adjusted EBITDA calculations in previous periods. As a result, Q1 2006 Adjusted EBITDA has increased $143K over the previously published Adjusted EBITDA number.